Exhibit 4.12

CONVERSION OPTION

This Conversion Option (“Option”) is made as of September 12, 2005 by Magnetech Integrated Services Corp., an Indiana corporation (“Parent”), and Magnetech Industrial Services, Inc., an Indiana corporation and wholly owned subsidiary of Parent (“Company”), in favor of John A. Martell (“Lender”).

Lender has loaned to the Company $3,000,000 as evidenced by the Company’s Promissory Note dated effective as of January 1, 2004, a copy of which is attached hereto as Exhibit A (the “Note”). Parent and the Company wish to provide Lender with an option to convert the indebtedness under the Note into shares of common stock of Parent, no par value (the “Common Stock”), in accordance with the terms of this Option.

1. Option to Convert. Subject to the terms and conditions of this Option, Lender has the option to convert, at any time and from time to time, any or all amounts owed by the Company to the Lender under the Note, including without limitation principal, interest and fees, into shares of Common Stock at a conversion price of $0.10 per share (the “Conversion Price,” which shall be subject to adjustment as provided in this Option).

2. Adjustments to Conversion Price. The Conversion Price and number and kind of shares or other securities to be issued upon exercise of this Option shall be adjusted from time to time as follows:

(a) Reorganization or Reclassification. If Parent effects a reorganization or reclassification in which the Common Stock is changed into the same or a different number of shares of stock or other securities or property, lawful provision shall be made as part of the terms of the reorganization or reclassification so that this Option shall remain outstanding and evidence the right to convert into the number and kind of stock and other securities and property that would have been received by a holder of that number of shares of Common Stock issuable upon the exercise in full of this Option immediately before such reorganization or reclassification. Such terms shall provide for adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Section 2.

(b) Merger, Consolidation or Asset Sale. If Parent merges or consolidates with or into another company or entity or sells all or substantially all of its assets, lawful provision shall be made as part of the terms of the merger, consolidation or sale so that this Option shall remain outstanding and evidence the right to convert into the number and kind of stock and other securities and property that would have been received by a holder of that number of shares of Common Stock issuable upon the exercise in full of this Option immediately before such merger, consolidation or sale of assets. Such terms shall provide for adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Section 2.

(c) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Company in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares.

(d) Share Issuances. Subject to the provisions of this Section 2, if Parent shall at any time prior to the exercise of this Option in full issue any shares of Common Stock to a person other than the Lender (except (i) pursuant to Sections 2(a), (b) or (c) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to the Lender in writing; or (iii) pursuant to any employee equity incentive plan adopted by Parent) for a consideration per share (the “Offer Price”) less than the Conversion Price in effect at the time of such issuance, then the Conversion Price shall be reduced to a price determined by multiplying the Conversion Price by a fraction (x) the numerator of which is the sum of (A) the number of shares of Common Stock outstanding immediately before the issuance of the Common Stock plus (B) the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price, and (y) the denominator of which is the sum of (A) the number of shares of Common Stock outstanding immediately before the issuance plus (B) the number of new shares of Common Stock being issued.

(e) For purposes of any computation respecting consideration received pursuant to Section 2(d) above, the following shall apply:

(i) with respect to the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by Parent for any underwriting of the issue or otherwise in connection therewith;

(ii) with respect to the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of Parent (irrespective of the accounting treatment thereof); and

(iii) with respect to any shares of Common Stock issued upon the exercise or conversion of any option, warrant or other convertible security, the aggregate consideration received for such shares of Common Stock shall be deemed to be the consideration received by Parent for the issuance of such convertible securities plus the additional minimum consideration, if any, to be received by Parent upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 2(e)).

(f) Higher Value. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions of this Section 2, only one adjustment will be made with respect to that action and such adjustment will be the amount of the adjustment that has the highest value to the Lender.

(g) Certificate. After the occurrence of any transaction the result of which is an adjustment to the Conversion Price or the number and kind of shares or other securities to be issued upon exercise of this Option, an authorized officer of Parent shall promptly provide to Lender a written statement certifying as to the type and amount of the adjustment.

(h) Fractional Shares. Parent shall not be required to deliver fractional shares of Common Stock issuable upon an exercise of this Option. In lieu of issuing fractional shares, Parent shall pay an amount in cash equal to the fair market value of such fractional shares as determined in good faith by the Board of Directors of Parent.

3. Mechanics of Conversion. To exercise this Option, Lender shall complete, execute and deliver to Parent, at its principal offices, the Conversion Notice attached as Exhibit B to this Option. The effective date of conversion shall be the date on which the Conversion Notice is received by Parent. Within five (5) business days after receipt of the Conversion Notice, Parent shall issue or cause to be issued to Lender a certificate evidencing that number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock determined by dividing the amount of principal, interest and/or fees under the Note being converted by the Conversion Price in effect at the effective date of conversion.

4. Reservation of Shares. While this Option is outstanding, Parent shall reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full exercise of this Option. Parent agrees that its issuance of this Option shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Common Stock upon any exercise of this Option.

5. Full Satisfaction. Conversion of the amounts owed under the Note into the Common Stock in accordance with this Option shall be deemed full satisfaction of such amounts. In the case of a partial conversion of the Note, (a) amounts owed under the Note that are not converted into Common Stock will continue to be owing by the Company to Lender under the same terms and conditions set forth in the Note, and (b) the conversion of principal and interest shall apply to amounts last falling due under the Note and shall not affect the timing or amount of succeeding required installments under the Note.

6. Authorization. Parent and the Company represent and warrant, jointly and severally, to Lender that (a) they are duly authorized to execute, deliver and perform this Option, (b) such execution, delivery and performance will not violate, contravene or cause a default under Parent’s or the Company’s articles of incorporation or bylaws, any legal requirement, rule or order to which Parent or the Company is subject, or any agreement, covenant or obligation to which Parent or the Company is a party or to which it is subject, and (c) upon issuance, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

7. No Registration. This Option and any securities issuable upon the exercise of this Option have not been registered under the Securities Act of 1933 (the “Act”) or any applicable state securities laws. This Option and such securities may not be offered for sale or sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Act and such state laws or such securities or such transfer is exempt from such registration requirements.

8. Miscellaneous. This Option sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to that subject matter hereof. Subject to Section 7, this Option may be assigned by the Lender to any person to whom the Lender assigns his interests under the Note. This Option is not assignable by Parent or the Company without the Lender’s express written consent. All of the terms of this Option shall be binding upon, inure to the benefit of and be enforceable by and against each party and its or his respective successors, assigns, heirs and personal representatives, as applicable. This Option may be amended, modified, superseded or canceled and any of its terms or conditions may be waived only by a written instrument executed by both parties or, in the case of a waiver, by the party waiving compliance. This Option shall be governed by and construed in accordance with the laws of the State of Indiana as applicable to contracts made and to be performed in that State, without regard to conflict of laws principles.

Signed as of the date first written above.

MAGNETECH INTEGRATED SERVICES CORP.
By	/s/ John A. Martell
	Its	President & CEO

MAGNETECH INDUSTRIAL SERVICES, INC.
By	/s/ John A. Martell
	Its	President & CEO

Exhibit A

PROMISSORY NOTE

$3,000,000.00	South Bend, Indiana
Effective January 1, 2004

FOR VALUE RECEIVED, MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“Magnetech”) promises to pay to the order of JOHN A MARTELL (“Lender”) the principal sum of Three Million Dollars ($3,000,000), with interest thereon at 1% below the Prime Rate, payable at 1125 South Walnut Street, South Bend, Indiana 46619, or such other place as Lender may designate in writing from time to time hereafter. For purposes of this Promissory Note, “Prime Rate” shall mean the Prime Rate as published in The Wall Street Journal, and which is described as the base rate on corporate loans at large U.S. money center commercial banks. The Prime Rate will be adjusted on the first business day of each month during the period this Note is outstanding.

Interest only on the outstanding principal balance of the Note shall be due and payable commencing on February 1, 2004 and continuing on the 1st day of each month thereafter until December 31, 2008, when all principal and accrued interest under this Note shall be due and payable in one lump sum amount; provided, that Magnetech, upon at least 60 days prior written notice to Lender (which notice may not be sent by Magnetech prior to July 1, 2008), may extend the term of this Note for an additional period of sixty (60) months (the “Extended Term”).

In the event the term of this Note is extended by Magnetech, interest only on the outstanding principal balance shall be due and payable to Lender on January 1, 2009. Thereafter, equal monthly principal installments of Fifty Thousand Dollars ($50,000) and all accrued interest on the outstanding principal balance shall be due and payable commencing on February 1, 2009 and continuing on the 1st day of each month thereafter until December 31, 2013, when all remaining principal and accrued interest under this Note shall be due and payable in one lump sum amount. Notwithstanding anything in this Note to the contrary, the interest rate payable on the outstanding principal balance of the Note during the Extended Term shall be the Prime Rate, plus 1%. The Prime Rate will continue to be adjusted on the first day of each month during the Extended Term.

Magnetech may prepay the unpaid principal balance of this Note at any time or from time to time without penalty. Any prepayment shall include interest to the date it is made. Partial prepayments shall be applied to the installments in the inverse order of their maturity.

Any amounts not paid when due shall bear interest at a rate which is four percent (4%) per year in excess of the interest rate otherwise payable hereon or, if less, at the highest rate then permitted under applicable law. Interest shall be computed on the basis of a three hundred sixty-five (365) day year and accrue for each day any principal sum remains unpaid.

Upon (i) the failure by Magnetech to pay any amount when due under the terms of this Note, (ii) the dissolution of Magnetech, (iii) the making of a general assignment for the benefit of creditors by Magnetech, (iv) the filing of any petition or the commencement of any proceeding voluntarily by Magnetech for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors or the consent by Magnetech to the entry of an order in an involuntary case, or (v) the entry of an order or decree by a court of competent jurisdiction in an involuntary case, that is for relief against Magnetech, under any bankruptcy or insolvency laws or any law relating to the relief of debtors, all of the indebtedness evidenced hereby and remaining unpaid shall, at the option of Lender, become immediately due and payable with attorneys’ fees and costs incurred by Lender in enforcing this Note.

Magnetech and all guarantors, sureties, and endorsers severally waive demand, presentment for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and diligence by Lender in collection and bringing suit on this Note and all benefits of homestead, valuation and appraisement laws and expressly agree that Lender may renew, extend or otherwise modify this Note from time to time without notice with full reservation of Lender’s rights. Any such renewal, extension or modification shall not release Magnetech or any guarantor, surety or endorser from any liability under this Note.

Magnetech further agrees, subject only to any limitation imposed by applicable law, to pay all expenses incurred by Lender in collecting any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise, including reasonable attorneys' and paralegals' fees and expenses and court costs.

LENDER'S ACCEPTANCE OF LATE OR PARTIAL PAYMENTS, EXCUSE OF ANY DEFAULT, OR DELAY IN ENFORCEMENT OF ANY RIGHT, SHALL NOT ESTABLISH A CUSTOM OR COURSE OF CONDUCT AS TO ANY WAIVER OF LENDERS' RIGHTS AND REMEDIES.

This Note is binding upon Magnetech and its legal representatives, successors and assigns and shall inure to the benefit of Lender and its successors and assigns. This Note and all payments due hereunder are being delivered and accepted in the State of Indiana, and this Note shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana, without regard to principles of conflicts of law.

MAGNETECH:

MAGNETECH INDUSTRIAL SERVICES, INC.

By:	/s/ John A. Martell
John A. Martell, President & CEO

EXHIBIT B

CONVERSION NOTICE

Pursuant to the Conversion Option dated __________, 2005 made by Magnetech Integrated Services Corp. (“Parent”) and Magnetech Industrial Services, Inc. (the “Company”) in favor of John A. Martell, the undersigned hereby elects to convert the amounts shown below owed under the Promissory Note dated effective January 1, 2004 issued by the Company to Mr. Martell in the original principal amount of $3,000,000. The conversion shall be made in accordance with the terms and conditions set forth in the Conversion Option.

Amounts to be converted:	Principal Amount: $
Interest: $
Fees: $
Date of Notice:

Signature:
Print Name:
Address: